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SCHEDULE 14A INFORMATION

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CRYO-CELL INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

Ki Yong Choi

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Take Action to Save Cryo-Cell from Further Enriching Co-CEOs

VOTE THE GOLD PROXY CARD

STOCK OPTION POOL AUTHORIZED BY THE BOARD, IF FULLY ISSUED, WOULD DILUTE CURRENT STOCKHOLDER OWNERSHIP BY APPROXIMATELY 22%

San Francisco, CA. - June 26, 2012 /PRNewswire/-- Ki Yong Choi, who owns 2,186,568 shares of common stock of Cryo-Cell International, Inc. (OTCBB: CCEL), or approximately 19.6% of the company's outstanding shares, today issued the following letter to stockholders of Cryo-Cell.

ELECT A BOARD THAT IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS

THE CURRENT BOARD APPROVED WHAT I BELIEVE TO BE EGREGIOUSLY COSTLY EMPLOYMENT CONTRACTS, EXCESSIVE STOCKHOLDER DILUTION AND SQUANDERING OF CASH. I DO NOT BELIEVE THESE ACTIONS SHOW REGARD FOR STOCKHOLDER VALUE.

Dear Fellow Cryo-Cell Stockholder:

I have launched a proxy contest to elect a slate of Board members to chart a new direction for the company. I have been involved with Cryo-Cell for over six years and I am the company’s largest stockholder. I have launched this contest because I believe the co-CEOs and the current members of the Board are mismanaging the company by, among other things, granting to the co-CEOs lavish compensation and stock incentives.

Vote the Gold Proxy Card to Change this Pattern

Brothers David Portnoy and Mark Portnoy conducted a proxy contest starting approximately one year ago. After winning the contest and taking control of Cryo-Cell near the end of August 2011, the newly-elected Board gave the Portnoys the co-CEO title, salaries that I believe are exorbitant, 600,000 stock options with no performance related vesting criteria, 600,000 more performance related stock options for next fiscal year and substantial change in control severance packages. The Board also reimbursed the Portnoy Group for litigation costs incurred by David Portnoy, even though a judge had denied his request for reimbursement.

These benefits have been awarded, despite what I believe is mismanagement of the company and deteriorating financial results. Find below a timeline of benefits and compensation awarded to the Portnoys (or Portnoy Group) by the Board.

August 2011 – Portnoy brothers appointed co-CEOs, at combined salaries in excess of the salary of the prior CEO. The Board appointed the Portnoy brothers as co-CEOs and gave them a combined salary that exceeded the previous CEO’s salary by more than $50,0001 despite the fact their proxy statement stated they would “reduce executive cash compensation”.

August 2011 – 200,000 options granted immediately to the co-CEOs. The Board granted to each of the brother co-CEOs 100,000 options2. There were no vesting related performance criteria associated with these grants and they vest over two years with one third of the options vesting on the date of grant.

August 2011 – Cryo-Cell repaid to the Portnoy Group costs related to the litigation filed by David Portnoy in 2007. The Board approved payment to the Portnoy Group for expenses related to David Portnoy’s proxy contest litigation in 2007, even though a judge had denied his request for reimbursement.3

December 2011 - New stock option pool of 1,500,000 shares. Fresh off a large stock option grant the brother co-CEOs and the Board created the 2012 Equity Incentive Plan to reserve 1,500,000 shares for additional grants.4

December 2011 - 3 months on the job = 400,000 more options unrelated to performance. The Board granted the brother co-CEOs a total of 400,000 additional options priced at $1.72 per share that vest over two years5. There were no performance related vesting criteria associated with these grants.

December 2011 - 600,000 performance-related options for the brother co-CEOs. The Board approved an additional 600,000 options for next fiscal year for the brother co-CEOs6. I believe the performance related vesting criteria of these grants are easily achievable and not necessarily related to the company’s operating performance.

December 2011 – Liberal change in control provision.  Not only do I believe that the severance benefits are exorbitant, but the brother co-CEOs can collect them not only if there is a change in control due to a new Board, but also if someone simply submits a competing proxy solicitation.  Should there be a change in control prior to December 1, 2012, 600,000 options automatically vest and the brother co-CEOs get a severance package of $850,000. If the change in control happens after October 31, 2013, the 600,000 performance-related options are granted and automatically vest.

December 2011 –Performance criteria for co-CEO bonuses I believe are easily achievable. The Board set three criteria that would allow the brother co-CEOs to collect 100% of their $425,000 cash salary bonus7. With 2.3 million shares remaining in the company’s share repurchase plan, I believe that further share repurchases will help the brother co-CEOs achieve at least two of their performance goals; the third performance goal remains a mystery. Unfortunately for Cryo-Cell stockholders, repurchasing shares drains the company’s cash reserves and does not improve the operating performance of the company.

A summary of the vesting criteria is as follows:

•	Criteria 1 - Diluted revenue per share of $1.75. I believe the management team can reach this goal by keeping revenue flat and repurchasing shares[8].

•	Criteria 2 - Stock price of $3.75 – Cryo-Cell stock currently trades about 5,000 shares per day – if the company repurchases up to 2.3 million shares, the stock price will likely increase.

•	Criteria 3 – Unstated. In the company’s SEC filing, the Board stated the third criteria “consists of subjective performance, as determined in the sole discretion of the Committee after consultation with the Executive.” Based on the Board’s generosity to the brother co-CEOs to this point, I believe this criterion will only favor the brother co-CEOs, as all of the other activities stated above do.

May 2012 - All options in the 2012 Equity Incentive Plan have been granted so Board reserves one million more. Having granted all of the 1,500,000 shares included in the 2012 Equity Incentive Plan within in six months, the Board added 1,000,000 more shares to the Plan, which now totals 2,500,000 shares9. This can result in more than 22% dilution to the stockholder base if fully issued. This option pool expansion comes directly after the company reported significant losses in its February 2012 fiscal quarter.

I BELIEVE THE SHARE BUY BACK PROGRAM IS NOT IN THE BEST INTERESTS OF THE COMPANY.

I DO NOT BELIEVE THE ACTIONS OF THIS BOARD SHOW THEY ARE LOOKING OUT FOR ALL STOCKHOLDERS.

To recap: in six months the Board gave the Portnoys the co-CEO title, what I believe are exorbitant salaries, 600,000 options with no performance related vesting criteria, 600,000 more performance-related options for next fiscal year, and substantial change in control severance packages. The Board also reimbursed the Portnoy Group for litigation costs that had been denied to David Portnoy in his 2007 legal action. I cannot think of one way these actions benefit stockholders.

I have carefully chosen what I believe to be a well-rounded group of independent Director nominees with whom I have no existing business relationship. I believe that each Director brings important industry expertise, contacts and the kind of specialized experience that I believe is required to drive stockholder value for Cryo-Cell. As a team, we are completely dedicated to turning around Cryo-Cell.

VOTE THE GOLD PROXY CARD TO MAKE A DIFFERENCE IN CRYO-CELL’S FUTURE

Time is short. No matter how many or how few shares you own, it is important that you return the GOLD proxy card and vote in favor of electing us to represent you in the boardroom. You should WAIT TO RECIEVE the definitive proxy materials and the GOLD proxy card that will be mailed to you. You SHOULD NOT RETURN THE WHITE PROXY CARD or any other proxy card furnished to you on behalf of Cryo-Cell.

What should you do now? Once you receive a GOLD proxy card, vote to elect directors who will work for all of Cryo-Cell’s stockholders by signing and returning the GOLD proxy card.

If you have already returned a proxy card, you have every right to change your vote by signing and returning a later-dated GOLD proxy card once it is provided to you.

As the largest stockholder and a person who cares about Cryo-Cell, I vow to work tirelessly to get the company back on track. I thank you and look forward to your support.

Ki Yong Choi

Investor Contact:

Alliance Advisors LLC.

Call Toll Free: (877) 777-2338;

Banks and Brokers Call Collect: (973) 873-7700.

1 SEC form 10-K filed 2-28-12 and SEC form 8-K filed 12-7-2011.

2 SEC form 10-Q filed 10-17-2011, p. 15. Options granted August 31, 2011.

3 SEC form 10-Q filed 10-17-2011, p. 20. Payment approved August 31, 2011. Also see Portnoy v. Cryo-Cell International, Inc. decided by the Delaware Court of Chancery on January 15, 2008.

4 SEC form 8K filed 12-7-2011. 2012 Equity Incentive Plan approved by Board 12-1-2011.

5 SEC form 8K filed 12-7-2011. Employment agreement that granted options approved by Board 12-1-2011.

6 SEC form 8K filed 12-7-2011. Employment agreement that granted options approved by Board 12-1-2011.

7 SEC form 8K filed 12-7-2011. Employment agreements for David and Mark Portnoy, Section 3.b. approved by Board 12-1-2011.

8 Per SEC form 10-Q filed 4-16-2012 the company had 11,488,980 diluted shares as of February 29, 2012. With revenue of $17.9 million in the last fiscal year and 11.2 million shares outstanding, if management directs the company to repurchase 1.26 million shares and holds revenue flat, the company will achieve the diluted revenue per share target of $1.75.

9 SEC form DEFC14A filed June 21, 2012, p. 26.

In connection with his intended proxy solicitation, on June 25, 2012 Ki Yong Choi filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) to solicit stockholders of Cryo-Cell International, Inc. MR. CHOI STRONGLY ADVISES ALL STOCKHOLDERS OF CRYO-CELL INTERNATIONAL, INC. TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Ki Yong Choi, Gary Weinhouse, Michael W. Cho, Warren Hoeffler, Michael D. Coffee and Ajay Badlani. Certain of these persons hold direct or indirect interests in Cryo-Cell International, Inc. as follows: Mr. Choi holds of record or beneficially a total of 2,186,568 shares of Cryo-Cell International, Inc.’s common stock and Dr. Michael W. Cho is the record holder of 14,166 shares of Cryo-Cell International, Inc.’s common stock. Messrs. Choi, Weinhouse, Cho, Hoeffler, Coffee and Badlani each have an interest in being nominated and elected as a director of Cryo-Cell International, Inc. Information about the participants has been set forth in the definitive proxy statement filed by Mr. Choi with the SEC on June 25, 2012.